Exhibit 3.3

Second Addendum to Escrow Agreement

This Second Addendum to Escrow Agreement (this “Addendum”) is entered into as of November 13, 2008 (the “Effective Date”), by and between Allot Communications Ltd. (the “Company”) and Yigal Jacoby (“Jacoby”, and together with the Company, the “Parties”).

WHEREAS, the Parties have entered into that certain Escrow Agreement of January 1998 (the “Agreement”), as amended by that certain Addendum to Escrow Agreement dated October 26, 2006, (the “First Addendum”), pursuant to which Jacoby is currently entitled to purchase 246,479 Ordinary Shares of the Company par value NIS 0.10 each, which are currently held in escrow by ORO Trust Company Ltd.; and

WHEREAS, the Parties wish to amend the terms of the Agreement as previously amended by the First Addendum, as described herein.

NOW, THEREFORE, the Parties hereto hereby agree as follows:

1.	Further to the approval of the shareholders of the Company in the general meeting of the shareholders dated November 13, 2008, the text of Section 3 of the First Addendum is replaced in its entirety by the following text:

“Notwithstanding anything to the contrary stated in the Agreement, including without limitation Section 4 thereto, Jacoby shall be entitled to exercise the right to purchase the Jacoby Shares until the earlier of: (i) a date that is four years following the closing of an initial public offering of the Company’s securities (“IPO”), i.e. November 15, 2010, and (ii) the consummation of any event other than an IPO which is deemed a “Liquidity Event”, as such term is defined in the Agreement (each, the “Expiration Date”).”

2.	Except as expressly stated herein, all terms and conditions of the Agreement as amended by the First Addendum shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have signed this Addendum at the date set forth above.

/s/ Rami Hadar —————————————— Allot Communications Ltd. Rami Hadar President & CEO	/s/ Yigal Jacoby —————————————— Yigal Jacoby

We acknowledge and agree to the aforesaid:

/s/ ORO Trust Company Ltd. —————————————— ORO Trust Company Ltd.